Exhibit (e)(2)

CELERA CORPORATION

1401 Harbor Bay Parkway

Alameda, CA 94502

March 9, 2010

Mr. Dermot Shorten

Vice President — Office of the Chairman

Quest Diagnostics Incorporated

3 Giralda Farms

Madison, NJ 07940

Dear Dermot:

In connection with the consideration of a possible negotiated transaction between Celera Corporation (the “Company”) and Quest Diagnostics Incorporated (the “Counterparty”), the Company is prepared to make available to the Counterparty certain information, including information concerning the Company. As a condition to, and in consideration of, such information being furnished to the Counterparty and its Representatives (as defined below), the Counterparty agrees to treat such information (whether prepared by the Company, its Representatives or otherwise and irrespective of the form of communication) which is furnished to the Counterparty or its Representatives during the term of this letter agreement (the “Agreement”) by or on behalf of the Company (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this Agreement, and to take or abstain from taking certain other actions as hereinafter set forth. For purposes of this Agreement, references to “Representatives” in respect of the Counterparty shall include only the Counterparty’s affiliates and the Counterparty’s and its affiliates’ officers, directors, general partners, employees, consultants, accountants, investment bankers, fmancial advisors, potential sources of debt financing and counsel and “Representatives” in respect of the Company shall mean its officers, directors, employees, counsel, investment bankers, consultants and other representatives.

The term “Evaluation Material” also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by the Counterparty or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to the Counterparty or its Representatives pursuant hereto. No license or conveyance of any intellectual property rights is granted to the Counterparty or implied under this Agreement. Notwithstanding anything in this Agreement to the contrary, the term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Counterparty or its Representatives in violation of this Agreement, (ii) was within the Counterparty’s possession prior to its being furnished to the Counterparty by or on behalf of the Company pursuant hereto, provided that the source of such information was not known by the Counterparty to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (iii) becomes available to the Counterparty on a non-confidential basis from a source other than the Company or any of its Representatives, provided that to the knowledge of the Counterparty such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information or (iv) is independently developed by the Counterparty without use or benefit of or reference to the Evaluation Material.

The Counterparty hereby agrees that it and its Representatives shall (i) use the Evaluation Material of the Company solely for the purpose of evaluating a possible negotiated transaction between the parties (a “Transaction”), (ii) keep the Evaluation Material confidential and (iii) not disclose any of the Evaluation Material in any manner whatsoever, except as may be required by law, subpoena, court order, governmental entity or stock exchange rules, subject to the provisions set forth below; provided, however, that (x) the Counterparty may make any disclosure of such information to which the Company gives its prior written consent and (y) the Counterparty may disclose any of such information to its Representatives who need to know such information for the sole purpose of evaluating a Transaction, provided such Representatives are bound by customary obligations

March 9, 2010

of confidentiality to the Counterparty. The term “person” as used in this Agreement shall be broadly interpreted to include, without limitation, the media and any corporation, company, limited liability company, trust, group, partnership, other entity or individual. The term “affiliate” as used in this Agreement shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “1934 Act”). The Counterparty shall be responsible for the breach of this Agreement by its Representatives (including those who subsequent to the first date of disclosure of Evaluation Material cease to be a Representative), and the Counterparty agrees, at its sole expense, to take commercially reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

The Counterparty hereby acknowledges that it (i) is aware, and that it will advise such Representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and (ii) is familiar with, and will comply with, its obligations under the 1934 Act and the rules and regulations promulgated thereunder, including Rules 10b-5 and 14e-3.

In addition, each party agrees that, except as required by law, stock exchange rules, subpoena, court order or governmental entity, without the prior written consent of the other party, it and its Representatives will not disclose to any other person the fact that the Evaluation Material has been made available to the Counterparty or its Representatives, that discussions or negotiations are taking place concerning a possible negotiated Transaction between the parties or any of the terms, conditions or other facts with respect thereto (including the timing or status thereof). Without limiting the generality of the foregoing, the Counterparty agrees that, without the prior written consent of the Company, or as otherwise specifically provided in this Agreement, it will not, directly or indirectly, enter into any agreement, arrangement or understanding concerning a possible negotiated Transaction, or any discussions which might lead to such an agreement, arrangement or understanding concerning a possible negotiated Transaction, with any person other than its Representatives including, without limitation, any other person that might participate with the Counterparty in a possible negotiated Transaction.

In the event that the Counterparty or any of its Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process or by applicable statute, rule or regulation or by governmental regulatory authorities) to disclose any of the Evaluation Material, the Counterparty, to the extent lawful, shall provide the Company with prompt written notice of any such request or requirement and a copy of such request so that the Company may seek, at its sole expense, a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, the Counterparty or any of its Representatives are nonetheless, based on advice of counsel, legally compelled to disclose Evaluation Material, the Counterparty or its Representatives may, without liability hereunder, disclose only that portion of the Evaluation Material which is legally required to be disclosed, provided that, upon request by the Company, the Counterparty exercises the Counterparty’s commercially reasonable efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material.

At any time upon the written request of the Company for any reason, the Counterparty will promptly deliver to the Company or destroy all Evaluation Material (and all copies thereof) furnished to it or its Representatives by or on behalf of the Company pursuant hereto. In the event of such a request, all other Evaluation Material prepared by the Counterparty or its Representatives shall be destroyed and no copy thereof shall be retained,

March 9, 2010

unless the Counterparty certifies in writing to the Company that the Counterparty’s counsel has advised that such destruction is prohibited by law. Any destruction of Evaluation Material pursuant to this paragraph shall be certified in writing to the Company by an authorized representative supervising such destruction. Notwithstanding the return or destruction of the Evaluation Material, the Counterparty and its Representatives will continue to be bound by their respective obligations of confidentiality and other obligations hereunder. Notwithstanding anything herein to the contrary, the Counterparty and its Representatives shall be permitted to retain electronic copies of Evaluation Material that are created pursuant to automatic IT backup or disaster recovery procedures, which copies shall remain confidential pursuant to this Agreement.

The Counterparty understands and acknowledges that neither the Company nor any of its Representatives (including without limitation any of its directors, officers, employees, agents, members, stockholders or affiliates or “controlling persons” within the meaning of Section 20 of the 1934 Act) makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. The Counterparty agrees that neither the Company nor any of its Representatives (including without limitation any of its directors, officers, employees, agents or stockholders) shall have any liability to the Counterparty or to any of its Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom, except as may be set forth in a final definitive agreement regarding any Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein. The Counterparty also agrees that neither it nor any of its Representatives (including without limitation any of its directors, officers, employees, agents or stockholders) is entitled to rely on the accuracy or completeness of the Evaluation Material or any other information which the Company or any of its Representatives furnishes to the Counterparty or any of its Representatives. Only those representations or warranties which are made in a final definitive agreement regarding any Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

The Counterparty agrees that, for the period beginning on the date of this Agreement and ending at the close of business on the date that is fifteen (15) months from the date hereof, unless the Counterparty shall have been specifically invited in writing by the board of directors of the Company, neither the Counterparty nor any of its affiliates (as such term is defined under the 1934 Act) or Representatives acting on behalf of the Counterparty will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect, offer or propose (whether publicly or otherwise) to effect or participate in (i) any acquisition of any securities (or beneficial ownership thereof) or assets (other than non-material assets or assets acquired in the ordinary course of business) of the Company; (ii) any tender or exchange offer, merger, consolidation or other business combination involving the Company; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any material portion of the Company’s business; or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to the securities of the Company; (c) otherwise act, alone or in concert with others, to seek to control or direct the management, board of directors (or any committee thereof) or policies of the Company or propose any matter for submission to a vote of stockholders of the Company; (d) take any action which to the knowledge of the Counterparty requires the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing or advise, assist, encourage, finance or seek to persuade others to take any action with respect to the foregoing; provided, that if, during the fifteen (15) month period stated above, the Company invites more than one third party to participate in a process regarding any of the types of matters set forth in (a) above, the Company will invite the Counterparty to participate on a substantially similar basis. The Counterparty also agrees during such period not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence).

March 9, 2010

In consideration of the Evaluation Material being furnished hereunder, the Counterparty agrees that, for a period of one (1) year from the date hereof, neither the Counterparty nor any of its affiliates (as such term is defined under the 1934 Act, as amended) will, directly or indirectly, solicit to employ any of the employees of the Company or any of its subsidiaries who are either interacting with the Counterparty in connection with the proposed Transaction or identified in Evaluation Materials requested by the Counterparty, so long as they are employed by the Company or any of its subsidiaries, without obtaining the prior written consent of the Company; provided, however, that the foregoing shall not restrict the Counterparty or any of its affiliates from, nor shall consent from the Company be required in connection with, (i) placing newspaper or other public solicitations or making general solicitations not directed specifically to such person and communicating with any persons that respond thereto, (ii) soliciting and communicating with any such person with whom the Counterparty or its affiliates are already in employment discussions with as of the date of this Agreement, or (iii) soliciting and communicating with any such person who initiates contact with the Counterparty or any of its affiliates for the purposes of employment once such employee is no longer employed by the Company or its subsidiaries.

Each party understands and agrees that no contract or agreement providing for any Transaction shall be deemed to exist between the parties unless and until a final definitive agreement has been executed and delivered. Each party also agrees that unless and until a final definitive agreement regarding a Transaction has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever to enter into or consummate a Transaction by virtue of this Agreement except for the matters specifically agreed to herein. The parties further acknowledge and agree that until such definitive documents are entered into the Company reserves the right, in its sole discretion, to reject any and all proposals made by the Counterparty or any of the Counterparty’s Representatives with regard to a Transaction, and to terminate discussions and negotiations with the Counterparty at any time. The Counterparty further understands that the Company and its Representatives shall be free to conduct any process for any transaction involving the Company, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to the Counterparty or any other person) and that any procedures relating to such process or transaction may be changed at any time without notice to the Counterparty or any other person.

The provisions of this Agreement cannot be amended or waived except with the written consent of each of the parties hereto. It is understood and agreed that no failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

It is further understood and agreed that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement by a party or any of its Representatives and that a party shall be entitled to seek equitable relief, including injunctive relief, to prevent breaches and threatened breaches of the provisions of this Agreement by the other party or any of its Representatives, without the necessity of proving actual damages or of posting any bond, and specific performance, as a remedy for any such breach or threatened breach. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of this Agreement but shall be in addition to all other remedies available by law or equity.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Additionally, any such term, provision, covenant or restriction that is so held to be invalid, void or unenforceable shall be deemed deleted from this Agreement to the minimum extent necessary and replaced by a term, provision, covenant or restriction that is valid and enforceable and that as closely as practicable expresses the intention of such invalid, void or unenforceable term, provision, covenant or restriction.

March 9, 2010

Except as specified elsewhere herein, the terms of this Agreement will remain in force until the date that is two years from the date hereof.

This Agreement shall not be assigned by any party, by operation of law or otherwise, without the prior written consent of the other party hereto.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement and shall become a binding agreement when a counterpart has been signed by each party and delivered to the other party, thereby constituting the entire agreement among the parties pertaining to the subject matter hereof. Each party consents to be bound by the facsimile signature of an authorized agent of a party to this Agreement. This Agreement supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties in connection herewith. No covenant or condition or representation not expressed in this Agreement shall affect or be effective to interpret, change or restrict this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action, suit or other proceeding involving this Agreement. This Agreement may not be changed or terminated orally, nor shall any change, termination or attempted waiver of any of the provisions of this Agreement be binding on any party unless in writing signed by the Counterparty and the Company. No modification, waiver, termination, rescission, discharge or cancellation of any provision of this Agreement and no waiver of any provision of or default under this Agreement shall affect the right of any party thereafter to enforce any other provision or to exercise any right or remedy in the event of any other default, whether or not similar.

This Agreement shall be binding upon, enforceable by and inure to the benefit of the parties hereto and their respective successors and assigns.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts entered into and to be performed wholly within the State of Delaware by Delaware residents (without giving effect to any choice or conflict of law provision). The parties agree that any suit for the enforcement of, or based on any right arising out of, this Agreement may be brought in the courts of the state of Delaware or any federal court sitting therein, and each party consents to the exclusive jurisdiction of such courts. Each party hereby agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient venue, court or jurisdiction. Each party further (i) agrees that it will not bring any action, suit, proceeding or claim relating to this Agreement in any court other than the courts of the state of Delaware or any federal court sitting therein and (ii) to the maximum extent permitted by applicable law, waives any right to trial by jury with respect to any suit related to or arising out of this Agreement.

All notices hereunder must be in writing and shall only be effective upon documented receipt or refusal to accept the notice, by the party to whom such notice is directed. Notice must be by mail or recognized national courier service, such as FedEx, postage prepaid, with return receipt signature requirement, properly addressed and posted to the respective parties hereto at the addresses set forth in this Agreement as follows: if to the Company, addressed to Celera Corporation, 1401 Harbor Bay Parkway, Alameda, California 94502, attention: General Counsel, with a copy to Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, attention: Christopher L. Kaufman; if to the Counterparty, addressed to Quest Diagnostics Incorporated, 3 Giralda Farms, Madison, NJ 07940, attention: Vice President, Office of the Chairman, with a copy to Quest Diagnostics Incorporated, 3 Giralda Farms, Madison, NJ 07940, attention: General Counsel. Notification of changes of address or the party to whom the notice shall be sent shall be done in the manner set forth herein.

March 9, 2010

The Company agrees to keep confidential and dispose of (and shall cause its subsidiaries and Representatives to keep confidential and dispose of), on the same terms as set forth in this Agreement applicable to the Counterparty with respect to the Evaluation Material the Counterparty or its Representatives receives from the Company or its Representatives, any confidential information the Company or its Representatives receive from the Counterparty or its Representatives relating to the Counterparty or its affiliates (including but not limited to any offer, proposal or bid relating to a Transaction).

Please confirm the Counterparty’s agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this Agreement shall become a binding agreement between the Counterparty and the Company.

Very truly yours,

Celera Corporation

By:	/s/ Scott Milsten
Name: SCOTT MILSTEN
Title: SVP, General Counsel

Accepted and agreed as of

the date first written above:

Quest Diagnostics Incorporated

By:	/s/ Dermot V. Shorten
Name: Dermot V. Shorten
Title: Vice President — Office of the Chairman